EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-129062) of Pomeroy IT Solutions, Inc. of our reports dated April 14, 2006 with respect to the consolidated financial statements of Pomeroy IT Solutions, Inc. and subsidiaries and management's assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Pomeroy IT Solutions, Inc. for the year ended January 5, 2006.



                                        Crowe Chizek and Company LLC

                                        /s/ Crowe Chizek and Company LLC



Louisville, Kentucky
April 14, 2006